                                                                    EXHIBIT 12.1

                             WEBLINK WIRELESS, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                                                                             THREE MONTHS
                                        YEAR ENDED    YEAR ENDED    YEAR ENDED    YEAR ENDED    YEAR ENDED      ENDED
                                        DECEMBER 31,  DECEMBER 31,  DECEMBER 31,  DECEMBER 31,  DECEMBER 31,   MARCH 31,
                                           1996          1997          1998          1999          2000          2001
                                        -----------   -----------   -----------   -----------   -----------   -----------
Earnings:
  Net loss ...........................  $   (48,598)  $   (43,887)  $   (59,316)  $   (99,867)  $  (117,801)  $   (39,322)
  Add:  Amount of
     previously capitalized
     interest amortized                          --            --           252         2,288         2,288           572
  Add: Fixed charges .................       35,041        38,499        43,798        65,310        65,649        17,618
                                        -----------   -----------   -----------   -----------   -----------   -----------
  Adjusted earnings                         (13,557)       (5,388)      (15,266)      (32,269)      (49,864)      (21,132)

Fixed charges:
  Interest in
     indebtedness ....................       32,368        36,672        52,645        63,452        63,418        16,734
  Amortization of debt
     issuance costs                           2,143           844         1,172         1,291         1,992           540
  Interest portion
     of rental and
     lease expense ...................          530           983         1,428           567           239           344
                                        -----------   -----------   -----------   -----------   -----------   -----------
  Fixed charges                              35,041        38,499        55,245        65,310        65,649        17,618

Deficiency of
  earnings available to
  cover fixed charges ................  $   (48,598)  $   (43,887)  $   (70,511)  $   (97,579)  $  (115,513)  $   (38,750)
                                        ===========   ===========   ===========   ===========   ===========   ===========

Earnings to fixed charges ratio                  --            --            --            --            --            --


(1) The fixed charge adjustment to earnings excludes $11.4 million of capitalized interest.